     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 15, 2002
                                                       Registration No. 333-____
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          ----------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                          ----------------------------

                          FIDELITY NATIONAL CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

               Georgia                                     58-1416811
   (State or Other Jurisdiction of                      (I.R.S. Employer
    Incorporation or Organization)                    Identification Number)

                          ----------------------------

                               3490 PIEDMONT ROAD
                             ATLANTA, GEORGIA 30305
                                 (404) 240-1504
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                          ----------------------------

                             M. HOWARD GRIFFITH, JR.
                             CHIEF FINANCIAL OFFICER
                          FIDELITY NATIONAL CORPORATION
                               3490 PIEDMONT ROAD
                                   SUITE 1550
                             ATLANTA, GEORGIA 30305
                                 (404) 639-6921
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent for Service)

                          ----------------------------
                        Copies of all correspondence to:

                              Ugo F. Ippolito, Esq.
                   Nelson Mullins Riley & Scarborough, L.L.P.
                           999 Peachtree Street, N.E.
                             Atlanta, Georgia 30309
                                 (404) 817-6190
                              (404) 817-6050 (Fax)

                          ----------------------------

      Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

      If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this form, check the following box. [ ]

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                          ----------------------------


                         CALCULATION OF REGISTRATION FEE

      CALCULATION OF REGISTRATION FEE                           Proposed Maximum    Proposed Maximum
  Title of Each Class of Securities to be      Amount to be      Offering Price        Aggregate           Amount of
                 Registered                     Registered        Per Share(1)       Offering Price     Registration Fee
------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value...............         50,000           $    9.75          $   487,500          $   44.85

(1)   The closing price on April 12, 2002.

                          ----------------------------

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

                         FIDELITY NATIONAL CORPORATION

                             CROSS REFERENCE SHEET

            Form S-3 Item No. and Caption                   Prospectus Caption
            -----------------------------                   ------------------
Item 1.     Front of Registration Statement and Outside     Outside Front Cover Page
            Front Cover Pages of Prospectus
Item 2.     Inside Front and Outside Back Cover Pages of    Outside Back Cover
            Prospectus
Item 3.     Summary Information, Risk Factors and Ratio     Summary Information, Risk Factors
            of Earnings to Fixed Charges
Item 4.     Use of Proceeds                                 Use of Proceeds
Item 5.     Determination of Offering Price                 Not Applicable
Item 6.     Dilution                                        Not Applicable
Item 7.     Selling Security Holders                        Selling Shareholder
Item 8.     Plan of Distribution                            Outside Front Cover page; Plan of Distribution
Item 9.     Description of Securities                       Outside Front Cover Page
Item 10.    Interests of Named Experts and Counsel          Legal Matters; Experts
Item 11.    Material Changes                                Not Applicable
Item 12.    Incorporation of Certain Information by         Documents Incorporated by Reference
            Reference
Item 13.    Disclosure of Commission Position on            Limitation of Liability and Indemnification
            Indemnification for Securities Act
            Liabilities
Item 14.    Other Expenses of Issuance and Distribution     Other Expenses of Issuance and Distribution
Item 15.    Indemnification of Directors and Officers       Indemnification of Directors and Officers
Item 16.    Exhibits                                        Exhibits
Item 17.    Undertakings                                    Undertakings

                   SUBJECT TO COMPLETION, DATED APRIL 15, 2002

                          FIDELITY NATIONAL CORPORATION

                          50,000 SHARES OF COMMON STOCK

                                  NO PAR VALUE

      Fidelity National Corporation ("Fidelity" or "Company") is a registered bank holding company headquartered in Atlanta, Georgia. All of our activities are conducted by our wholly owned subsidiaries: Fidelity National Bank ("FNB" or the "Bank"), which was organized as a national banking corporation in 1973; and Fidelity National Capital Investors, Inc. ("Fidelity Capital"), organized as a Georgia corporation in 1992.

      The Bank provides traditional deposit, lending, mortgage, securities brokerage and international trade services to its commercial and retail customers. The Bank is a full-service banking corporation and Fidelity Capital is a securities brokerage operation. We conduct full-service banking and residential mortgage lending through 19 locations in the metropolitan Atlanta area and one cyber bank office.

      We conduct our indirect automobile lending (the purchase of consumer automobile installment sales contracts from automobile dealers), residential mortgage lending and residential construction lending through certain of our Atlanta offices and our Jacksonville, Florida location. At December 31, 2001, the total assets of Fidelity were $994 million, total loans were $791 million, total deposits were $818 million and shareholders' equity was $59 million.

      We are registering 50,000 shares of common stock that were acquired on April 11, 2002 by Raymond James & Associates, Inc. ("Selling Shareholder") upon its exercise in part of the warrant granted on December 12, 1997. Raymond James also received 11,859 shares of common stock upon its cashless exercise of the warrant on April 11, 2002. The warrant, which has been fully exercised, was issued in connection with our public offering of 3,450,000 shares of common stock in December 1997. Raymond James was the primary underwriter of that public offering. (see "Selling Shareholder").

      Our common stock is listed for trading on The Nasdaq National Market under the symbol LION. On April 12, 2002, the closing sales price for our common stock was $9.75 per share.

      INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      This Prospectus is dated April ___, 2002.

                                  THE OFFERING

      The 50,000 shares of common stock purchased upon the exercise of the warrant may be offered or sold by the selling shareholder from time to time in The Nasdaq National Market, or otherwise at market prices then prevailing in negotiated transactions or otherwise. Brokers or dealers will receive commissions or discounts from the selling shareholder in amounts to be negotiated immediately prior to the sale. Such resales are subject to the prospectus delivery requirements of the Securities Act of 1933, as amended (the "Securities Act"). In connection with any such sales, the selling shareholder and any brokers and dealers participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act.

                                 USE OF PROCEEDS

      The net proceeds from the sale of the common stock being offered pursuant to this Prospectus will be received by the selling shareholder.

      The Company will not receive any of the proceeds from the resale of the common stock, but received the proceeds upon the exercise of the warrant to purchase 50,000 shares of common stock in the amount of $412,500. See "Selling Shareholder" and "Plan of Distribution".

                               SELLING SHAREHOLDER

      In December 1997, we issued a warrant to Raymond James to purchase 150,000 shares of our common stock. The exercise price is $8.25 per share. This warrant would expire on December 8, 2002, unless exercised prior to that date.

      The warrant contains provisions that protect the holder against dilution by adjustment of the exercise price upon the occurrence of certain events, including stock dividends, stock splits, mergers, and sale of substantially all of the Company's assets. The holder of the warrant will not possess any rights as a shareholder unless and until the holder exercises the warrant and the common stock is issued.

      On April 11, 2002, Raymond James exercised the warrant to purchase 50,000 shares of common stock for an aggregate consideration of $412,500 and received 11,859 shares of common stock through the cashless exercise of the warrant to purchase 100,000 shares of common stock. The shares were acquired in a private placement in compliance with Section 4(2) of the Securities Act and Rule 144 promulgated under the Securities Act. The 50,000 shares of common stock purchased for cash by Raymond James are included in this Prospectus. The 11,859 shares of common stock acquired through the cashless exercise of the warrant are not included in this Prospectus and may be sold by Raymond James in a brokerage transaction in accordance with Rule 144 promulgated under the Securities Act at any time after acquisition.

                             AVAILABLE INFORMATION

      We are subject to the information requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act") and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices at Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511 or 233 Broadway, New York, New York 10279. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a web site at http:/www.sec.gov containing reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including our company.

      We have filed with the Commission a Registration Statement (together with all amendments and exhibits, the "Registration Statement") on Form S-3 under the Securities Act of 1933, as amended, with respect to the common stock offered pursuant to this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any agreement or other document referred to herein are not necessarily complete and reference is made to the copy of such agreement or to the Registration Statement and to the exhibits and schedules filed therewith. Copies of the material containing this information may be obtained from the Commission upon payment of the prescribed fee.

                       DOCUMENTS INCORPORATED BY REFERENCE

      The following documents filed by the Company with the Commission are incorporated herein by reference:

      (a)   Annual Report on Form 10-K for the fiscal year ended December 31,
            2001;
      (b)   Report on Form 8-K filed on March 29, 2002; and
      (c) Definitive Proxy Statement for the Company's 2002 Annual Meeting of Shareholders, as filed on April 3, 2002.

      All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended and prior to the termination of this offering, shall be deemed to be incorporated by reference in this Prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written oral request of such person, a copy of any or all of the documents that have been incorporated herein by reference, other than Exhibits to such documents (unless such Exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to: Martha Fleming, Secretary, Fidelity National Corporation, 3490 Piedmont Road, Suite 1550, Atlanta, Georgia 30305 (404/240-1504).

                               PROSPECTUS SUMMARY

      This summary highlights some information from this Prospectus. It may not contain all of the information that is important to you. To understand this offering fully, you should read the entire Prospectus carefully, including the risk factors and the financial statements incorporated by reference.

                                  THE COMPANY

      Fidelity is a registered bank holding company headquartered in Atlanta, Georgia. All of our activities are conducted by our wholly-owned subsidiaries:
Fidelity National Bank ("FNB" or the "Bank"), which was organized as a national banking corporation in 1973; and Fidelity National Capital Investors, Inc. ("Fidelity Capital"), organized as a Georgia corporation in 1992.

      The Bank provides traditional deposit, lending, mortgage, securities brokerage and international trade services to its commercial and retail customers. The Bank is a full-service banking corporation and Fidelity Capital is a securities brokerage operation. We conduct full-service banking and residential mortgage lending through 19 locations in the metropolitan Atlanta area and on cyber branch location.

      We conduct indirect automobile lending (the purchase of consumer automobile installment sales contracts from automobile dealers), residential mortgage lending and residential construction lending through certain of our Atlanta offices and our Jacksonville, Florida location. At December 31, 2001, the total assets of Fidelity were $994 million, total loans were $791 million, total deposits were $818 million and shareholders' equity was $59 million.

      The Company's headquarters is located at 3490 Piedmont Road, Suite 1550, Atlanta, Georgia 30305 (telephone number: 404/240-1504).

MARKET AREA

      Our subsidiary bank conducts banking business primarily through 19 branches located in Fulton, DeKalb, Cobb, Clayton and Gwinnett counties in Georgia and one cyber branch location. The Bank's customers are primarily individuals and small and medium sized businesses. The customer base for our credit card portfolio is national in scope, with customers in all 50 states. We conduct indirect automobile, residential construction and mortgage lending from the Jacksonville, Florida office in addition to the offices in Georgia. Customers of our other services are located almost exclusively in Georgia.

PRODUCTS AND SERVICES

      Our products and services include (i) depository accounts, (ii) direct and indirect automobile and home equity lending, (iii) secured and unsecured installment loans, (iv) credit card loans, (v) construction and residential real estate loans, (vi) commercial loans, including commercial loans secured by real estate, (vii) securities brokerage services and (viii) international trading services.

      Deposits

      Our subsidiary bank offers a full range of depository accounts and services to both individuals and businesses. As of December 31, 2001, the deposit base totaled approximately $818 million, consisting of approximately $112 million in noninterest-bearing demand deposits (13.8% of total deposits), approximately $120 million in interest-bearing demand deposits and money market accounts (14.7% of total deposits), approximately $101 million in savings deposits (12.4% of total deposits), approximately $319 million in time deposits in amounts less than $100,000 (38.9% of total deposits), and approximately $166 million in time deposits of $100,000 or more (20.2% of total deposits). Brokered deposits at December 31, 2001, included in time deposits in amounts less than $100,000, totaled $20 million.

      Lending

      Our primary lending activities include consumer loans (direct and indirect automobile loans and credit card loans), real estate loans and commercial loans to small and medium sized businesses.

      As of December 31, 2001, consumer (including installment and credit card loans), real estate (including residential mortgage, construction and commercial loans secured by real estate), and commercial loans were $444 million, $293 million and $64 million, respectively, representing approximately 55.4%, 36.6% and 8.0%, respectively, of the total loan portfolio. Real estate loans included $98 million in construction loans, $129 million in residential real estate loans and $66 million in commercial loans secured by real estate. As of December 31, 2001, commercial loans, including commercial loans secured by real estate, totaled $130 million.

      Consumer Lending

      Our consumer lending primarily consists of indirect automobile lending and consumer credit cards. We also make direct consumer loans, including direct automobile loans, home equity and personal loans.

      Indirect Automobile Lending

      We acquire, on a nonrecourse basis, consumer installment contracts secured by new and used vehicles purchased by consumers from franchised motor vehicle dealers located primarily in Georgia, Florida and North Carolina. As of December 31, 2001, the aggregate amount of indirect automobile loans outstanding was $342 million, representing 42.7% of our total loan portfolio. Approximately 54% and 26% of the outstanding indirect automobile loans at December 31, 2001, were originated in the Atlanta, Georgia and Jacksonville, Florida offices, respectively. An additional $276 million of indirect automobile loans originated and sold by us are being serviced by us for others.

      The potential charge-offs in excess of dealer holdbacks are provided for by the allowance for loan losses. Net charge-offs on indirect automobile loans for the years ended December 31, 2001 and 2000, were $1.7 million and $1.9 million, respectively.

      Credit Card Loans

      We offer Visa, MasterCard, Visa Gold, Business and affinity Visa programs and sponsors Visa/MasterCard agent bank relationships. At December 31, 2001, credit card loans were approximately $81 million, or 11.0% of the total loan portfolio.

      Residential Mortgage Banking

      The Bank is engaged in the residential mortgage banking business, focusing on one-to-four family properties. The Bank offers Federal Housing Authority ("FHA"), Veterans Administration ("VA"), conventional and non-conforming loans (those with balances over $300,700). In addition, loans are purchased from independent mortgage companies located in the Southeast.

      During 2001, the Bank originated approximately $5 million in loans to be held in its portfolio.

      Securities Brokerage Services

      Fidelity Capital is a full-service securities broker which was established in 1992.

      International Trade Services

      Fidelity provides services to individuals and business clients in meeting their international business requirements. Letters of credit, foreign currency drafts, foreign and documentary collections, export finance and international wire transfers represent some of the services provided.

Recent Developments

      The Bank entered into an agreement with the Office of the Comptroller of the Currency ("OCC") on September 5, 2001, (the "Letter Agreement"). The Letter Agreement, which stems from the OCC's examination of the Bank as of December 31, 2000, calls for, among other things (i) the appointment of a Compliance Committee; (ii) total Bank capital of 11% of risk-weighted assets and a leverage ratio of 8% of adjusted total assets; (iii) three-year strategic and capital plans, revised as necessary; (iv) payment of dividends by the Bank only when there is no supervisory objection; (v) formalizing the process for reviewing new management capabilities and strengthen management, as required;
(vii) a review of loan policies, loan management information systems, and the internal loan review process especially related to criticized assets, nonaccrual loans and the allowance for loan losses; and (viii) revisions to the internal audit process. Fidelity does not expect to incur significant additional costs to comply with the consent order or the Letter Agreement, as most items have already been addressed or can be addressed internally.

      Fidelity's Board of Directors on March 21, 2002, adopted a resolution requested by the Federal Reserve Bank of Atlanta ("Board Resolution"). The Board Resolution, which followed the Federal Reserve Bank inspection of Fidelity as of December 31, 2000 and September 30, 2001, among other things, prohibits Fidelity from redeeming its capital stock, paying dividends on its common stock or incurring debt without the prior approval of the FRB. The Board Resolution continues until cancelled by the FRB.

      On March 22, 2002 the Bank entered into an alliance and sales agreements with NOVA Information Systems ("NOVA") pursuant to which NOVA will provide payment processing services to the merchant customers of the Bank located predominately in the states of Georgia and Florida. Pursuant to the sales agreement the Bank sold its existing merchant processing agreements and recognized a gain of approximately $3.5 million. Under the agreement the Bank will maintain an interest in the ongoing net revenues from new customers acquired through this alliance. It is anticipated that the future earnings from the alliance with NOVA will not be material.

      In the conduct of our business, we are subject to various claims, lawsuits and arbitration proceedings which arise in the normal course of business. These matters include a recent arbitration award against our securities broker subsidiary in the aggregate amount of approximately $600,000 plus interest and fees with respect to the claims filed by 14 claimants. On the basis of present information, anticipated insurance coverage and advice received from our counsel, it is our management's opinion that the disposition or ultimate determination of these pending claims, lawsuits and proceedings will not have a material adverse affect on our consolidated results of operations or our consolidated financial position.

                                  RISK FACTORS

      Before you invest in our common stock, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all of the other information included in this Prospectus before you decided to purchase shares of our common stock. No investment should be made by any person who is not in a position to lose the entire amount of the investment.

      Some of the information and statements contained in this Prospectus may include forward-looking statements that reflect our current expectations regarding the future and involve risks and uncertainties. These statement may be identified by the use of forwarding-looking terminology such as "believes," "expects," "anticipates," "estimates" and "intends" and similar expressions. These forwarding-looking statements involve certain risks and uncertainties. The actual results could differ materially from those projected for many reasons, including without limitation, changing events and trends that have influenced Fidelity's assumptions. These trends and events include (i) changes in the interest rate environment which may reduce margins, (ii) non-achievement of expected growth, (iii) less favorable then anticipated changes in the national and local business environment and securities markets, (iv) adverse changes in the regulatory requirements affecting the Company, (v) greater competitive pressures among financial institutions in our market, and (vi) greater loan losses than historic levels. Investors are encouraged to read the related section in Fidelity's 2001 Annual Report to Shareholders and those discussed below under "Risk Factors".

      Prior Regulatory Approval of Dividends Is Required

      Our subsidiary bank is restricted in the payment of dividends to Fidelity pursuant to the Letter Agreement with the OCC and Fidelity is restricted in the payment of dividends to our shareholders by the Board Resolution adopted at the request of the Federal Reserve Bank of Atlanta ("FRB"). Our ability to continue to pay dividends is subject to the approval of the FRB and the OCC pursuant to these undertakings. The inability to pay dividends or the reduction in the amount of the dividends may adversely affect the market price of our common stock.

      Increases in Credit Card Loan Loss Will Adversely Affect Our Financial Condition

      Our loan losses on credit card loans approximate industry norms. There can be no assurance that credit card losses will not return to higher than historical levels. Credit card loan losses exceeding our current rate could have a material adverse effect on the results of our operations and financial condition.

      Increase of Loan Losses in Excess of Allowances for Loan Losses and Loan Concentration Will Adversely Affect Our Financial Condition

      A major risk facing lenders is the risk of losing principal and interest as a result of a borrower's failure to perform according to the terms of the loan agreement, or "credit risk." Real estate loans include residential mortgages and construction and commercial loans secured by real estate. Our credit risk with respect to real estate loans relates principally to the value of the underlying collateral. Our credit risk with respect to indirect automobile loans and commercial loans relates principally to the general creditworthiness of the borrowers, who primarily are individuals and small and medium-sized businesses in the metropolitan areas of Atlanta, Georgia and Jacksonville, Florida. While indirect automobile loans are secured, they are characterized by loan to value ratios that could result in our not recovering the full value of an outstanding loan upon default by our borrower. The credit risk with respect to our credit card portfolio relates principally to the general creditworthiness of individuals in light of the unsecured nature of credit card loans. There can be no assurance that our allowance for loan losses will be adequate to cover future losses in our existing loan portfolios. Loan losses exceeding historical rates could have a material adverse affect on the results of our operations and financial condition.

      Changes in Interest Rates May Adversely Affect Net Interest Income

      Our profitability depends to a large extent upon net interest income, which is the difference between interest income on interest-earning assets, such as loans and investments, and interest expense on interest-bearing liabilities, such as deposits and borrowings. Our net interest income would be adversely affected if changes in market interest rates resulted in the cost of interest-bearing liabilities increasing faster than the increase in the yield on our interest-earning assets. In addition, a decline in interest rates may result in greater than normal prepayments of the higher interest-bearing obligations held by the Company.

      Failure to Update Management Information Systems May Adversely Affect Our Financial Condition

      The sophistication and level of risk of our business requires the utilization of thorough and accurate management information systems. Our failure to effectively implement, maintain, update and utilize updated management information systems could prevent management from recognizing in a timely manner deterioration in the performance of our business, particularly the credit card and indirect automobile loan portfolios. Such failure to effectively implement, maintain, update and utilize comprehensive management information systems could have a material adverse effect on our results of operations and financial condition.

      Adverse Economic Conditions Could Adversly Affect Our Financial Condition

      Our major lending activities are indirect automobile, credit card, and real estate and commercial loans. Indirect automobile loans and residential mortgage loans are also produced for resale, with servicing rights retained for indirect automobile loans only. An increase in interest rates could have a material adverse effect on the housing and automobile industries and consumer spending generally. In addition, an increase in interest rates could cause a decline in the value of residential mortgages and indirect automobile loans held-for-sale. These events could adversely affect our results of operations and financial condition.

      As of December 31, 2001, residential mortgages held-for-sale were principally on real property located in the metropolitan areas of Atlanta, Georgia, and Jacksonville, Florida. Indirect automobile loans have been obtained principally from automobile dealers located in the metropolitan areas of Jacksonville, Florida, and Atlanta, Georgia. As of December 31, 2001, credit card loans were concentrated with borrowers in Georgia, California, Texas and Florida. Adverse national, regional and local economic conditions may adversely affect our results of operations and financial condition.

      The Company is Dependent on Key Personnel

      We currently depend heavily on the services of our Chief Executive Officer, James B. Miller, Jr., and a number of other key management personnel. The loss of Mr. Miller's services or of other key personnel could materially and adversely affect our results of operations and financial condition. Our success will also depend in part on the ability to attract and retain additional qualified management personnel. Competition for such personnel is strong in the banking industry and we may not be successful in attracting or retaining the personnel we require.

      Changes In Governmental Regulation Restrictions Affecting Our Subsidiary Bank May Adversely Affect Competition and the Cost of Doing Business

      We are subject to extensive supervision, regulation and control by several Federal and state governmental agencies, including the FRB, OCC, Georgia Department of Banking and Finance ("GBDF"), Federal Deposit Insurance Corporation ("FDIC"), Federal National Mortgage Association ("FNMA"), Federal Home Loan Mortgage Corporation ("FHLMC") and GNMA. Future legislation, regulations and government policy could adversely affect our business and the financial institution industry as a whole, including the cost of doing business. Although the impact of such legislation, regulation and policies cannot be predicted, future changes may alter the structure of and competitive relationships among financial institutions and the cost of doing business.

      Changes In Governmental Regulation Restrictions Regarding Mortgage Banking May Adversely Affect Our Financial Condition

      The mortgage banking operations of our subsidiary bank are subject to extensive regulation by Federal and state governmental authorities and agencies, including FNMA, FHLMC, Government National Mortgage Association ("GNMA"), the Federal Housing Authority and the Veterans Administration. Consequently, We are subject to various laws, rules and regulations and judicial and administrative decisions that, among other things, regulate credit-granting activities, govern secured transactions, and establish collection, repossession and claims-handling procedures and other trade practices. Our failure to comply with these regulatory requirements can lead to loss of approved status, termination of servicing contracts without compensation to the servicer, demands for indemnification or mortgage loan repurchases, class action lawsuits and administrative enforcement actions. Although we believe that we are in compliance in all material respects with applicable federal, state and agency laws, rules and regulations, there can be no assurance that more restrictive laws, rules and regulations will not be adopted in the future which could make compliance more difficult or expensive, restrict our ability to originate, purchase or sell mortgage loans, further limit or restrict the amount of interest and other fees that may be earned or charged on mortgage loans originated, purchased or serviced by us or otherwise adversely affect the results of our operations and financial condition.

      Changes In Governmental Regulation Restrictions of Broker-Dealers May Increase Costs

      The securities industry in the United States is subject to extensive regulation under both Federal and state laws. Broker-dealers are subject to regulations covering all aspects of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of customers' funds and securities, capital structure, record keeping and the conduct of directors, officers and employees. Our securities broker subsidiary is required to comply with many complex laws and rules as a broker-dealer, including rules relating to possession and control of customer funds and securities, margin lending and execution and settlement of transactions.

      Additional legislation, changes in rules promulgated by the Commission, NASD, the FRB, the various stock exchange and other self-regulatory organizations, or changes in the interpretation or enforcement of existing laws and rules, may directly affect the mode of operation and profitability of broker-dealers. The Commission, the NASD, and other self-regulatory organizations and state securities commissions may conduct administrative proceedings regarding alleged violations of their rules, which can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer or any of its officers or employees. Our securities broker subsidiary's ability to comply with all applicable laws and rules is dependent in large part upon the establishment and maintenance of a compliance system reasonably designed to ensure such compliance, as well as its ability to attract and retain qualified compliance personnel. The principal purpose of regulation and discipline of broker-dealers is the protection of customers and the securities markets, rather than protection of creditors and stockholders of broker-dealers. Our securities broker subsidiary could in the future be subject to disciplinary or other actions due to claimed noncompliance, which could have a material adverse effect on the results of our operations and financial condition.

      Changes In Consumer and Debtor Protection Laws Compliance May Increase Costs and Adversely Affect Collections

      We are subject to numerous Federal and state consumer protection laws that impose requirements related to offering and extending credit. The United States Congress and state governments may enact laws and amend existing laws to regulate further the consumer industry or to reduce finance charges or other fees or charges applicable to credit card and other consumer revolving loan accounts. Such laws, as well as any new laws or rulings which may be adopted, may adversely affect our ability to collect on account balances or maintain previous levels of finance charges and other fees and charges with respect to the accounts. Any failure to comply with such legal requirements also could adversely affect our ability to collect the full amount of the account balances. Changes in Federal and state bankruptcy and debtor relief laws could adversely affect our results of operations and financial condition if such changes result in, among other things, additional administrative expenses and accounts being written off as uncollectible.

      Our Real Estate Loans Are Affected by the Conditions of the Georgia and Florida Market

      Our subsidiary bank's real estate loan portfolio includes residential mortgages and construction and commercial loans secured by real estate. All of our real estate mortgage loans are generated in Georgia and Florida. Therefore, conditions of these real estate markets could strongly influence the level of our non-performing mortgage loans and the results of our operations and financial condition. Real estate values and the demand for mortgages and construction loans are affected by, among other things, changes in general or local economic conditions, changes in governmental rules or policies, the availability of loans to potential purchasers and acts of nature. Although our underwriting standards are intended to protect us against adverse general and local real estate trends, declines in real estate markets could adversely impact the demand for new real estate loans, the value of the collateral securing our loans and the results of our operations and financial condition.

      Changes in Monetary Policy by the Federal Reserve May Adversely Affect Our Business

      Our operating results are affected by credit policies of monetary authorities, particularly the Federal Reserve. The instruments of monetary policy employed by the Federal Reserve include open market operations in U.S. Government securities, changes in the discount rate on bank borrowings and changes in reserve requirements against bank deposits. In view of changing conditions in the national economy and in the money markets, as well as the effect of action by monetary and fiscal authorities, including the Federal Reserve, no prediction can be made as to possible effects of future changes in interest rates, deposit levels and loan demand on the results of our operations and business.

      Changes in Our Relationships with Dealers May Adversely Affect the Volume of Finance Contracts Acquired and Sold

      Our indirect automobile lending operation depends in large part upon its ability to maintain and service its relationship with automobile dealers. There can be no assurance we will be successful in maintaining such relationships or increasing the number of dealers with which we do business or that our existing dealer base will continue to generate a volume of finance contracts comparable to the volume historically generated by such dealers.

                              PLAN OF DISTRIBUTION

      Raymond James may sell the shares of common stock subject to this Prospectus directly to purchasers in the over-the-counter market, through broker-dealers acting as agents for selling shareholder or to broker-dealers who may purchase securities as principals and thereafter sell the common stock from time to time in the over-the-counter market, in negotiated transactions or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the selling shareholder and/or the purchasers for whom such broker-dealers act as agents or to whom it may sell as principals or otherwise (which compensation as to a particular broker-dealer may exceed customary commissions). The selling shareholder will pay all commissions, transfer taxes, and other expenses associated with the sale of common stock by it.

      The selling shareholder and broker-dealers, if any, acting in connection with such sales may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the securities by them might be deemed to be underwriting discounts and commissions under the Securities Act. We have agreed to indemnify the selling shareholder against certain liabilities under the Securities Act.

      From time to time this Prospectus will be supplemented and amended as required by the Securities Act. During any time when a supplement or amendment is so required, the selling shareholder is to cease sales until the Prospectus has been supplemented or amended. Pursuant to the registration rights granted to the selling shareholder, we have agreed to update and maintain the effectiveness of this Prospectus. The selling shareholder also is entitled to sell its shares without the use of this Prospectus, provided that it complies with the requirements of Rule 144 promulgated under the Securities Act.

      We are bearing all costs relating to the registration of the shares of common stock offered hereby other than certain fees and expenses, if any, of advisors to the selling shareholder. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares will be borne by the selling shareholder, the purchasers participating in such transaction, or both.

                                     EXPERTS

      The consolidated financial statements of Fidelity National Corporation and Subsidiaries incorporated by reference in Fidelity National Corporation's Annual Report (Form 10-K) for the year ended December 31, 2001 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                  LEGAL MATTERS

The validity of the issuance of the shares of common stock offered hereby and certain other legal matters in connection with this offering have been passed upon for us by Nelson Mullins Riley & Scarborough, LLP, Atlanta, Georgia.

                   LIMITATION OF LIABILITY AND INDEMNIFICATION

      The Company has adopted provisions in its Article of Incorporation that eliminate the personal liability of its directors for monetary damages arising from a breach of their fiduciary duties in certain circumstances to the fullest extent permitted by law and that authorize the Company to indemnify its directors and officers to the fullest extent permitted by law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

      The Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the laws of Georgia, including circumstances in which indemnification is otherwise discretionary under Georgia law. The Bylaws also provide that, to the fullest extent permitted by Georgia law, the Company shall advance expenses incurred by its directors and officers as a result of any proceedings against them as to which they could be indemnified.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. The Company believes that its Articles of Incorporation and Bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

                                TABLE OF CONTENTS

                                                                            PAGE
The Offering                                                                  2

Use of Proceeds                                                               2

Selling Shareholder                                                           2

Available Information                                                         3

Documents Incorporated by Reference                                           3

Prospectus Summary                                                            5

The Company                                                                   5

Risk Factors                                                                  8

Plan of Distribution                                                         14

Experts                                                                      14

Legal Matters                                                                15

Limitation of Liability and Indemnification                                  15

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

      Securities and Exchange Commission registration fee.............  $   184
      NASDAQ Listing fee..............................................    2,000
      Blue Sky filing fees............................................    1,000
      Legal fees and expenses.........................................    7,500
      Accounting fees and expenses....................................    5,000
      Miscellaneous...................................................    1,500
                                                                        -------
      TOTAL...........................................................  $17,184
                                                                        =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 14-2-851 of the Georgia Business Corporation Code provides for the indemnification of directors of the Company for liability and expenses incurred by them in connection with any civil, criminal or administrative claim or proceeding in which they may become involved by reason of being a director of the Company or by service, at the request of the Company, as a director, officer, partner, trustee, employee or agent of other companies in which the Company is a shareholder, creditor, or is otherwise interested. The Section applies to both civil and criminal actions (including civil actions brought as derivative actions by or in the right of the Company) and permits indemnification if the director acted in good faith and reasonably believed that his/her conduct in his/her official capacity was in the best interest of the Company and, in addition, in all other cases, that his/her conduct was at least not opposed to the best interest of the Company and, in criminal actions, he/she had no reasonable cause to believe his/her conduct to be unlawful. If the required standard of conduct is met, indemnification may include attorneys' fees, reasonable disbursements of the director or officer, judgments, fines, penalties or settlement payments. Directors who are successful with respect to any claim against them are entitled to indemnification as of right. On the other hand, if the charges made in any action are sustained, either the Board of Directors, acting by a majority of disinterested members, independent legal counsel or the holders of a majority of disinterested stockholders entitled to vote can indemnify a director if they find that the required standard of conduct has been met and the director was not adjudged liable to the corporation nor improperly received a personal benefit. If, in an action brought by or in the right of the Company, the director is adjudged to be liable for negligence or misconduct in the performance of his duty, a court in view of all the relevant circumstances can order indemnification for reasonable expenses incurred, unless the Company's Articles of Incorporation state otherwise. The shareholders themselves, by a majority of the votes entitled to be cast, can indemnify a director who does not meet the standards set forth in Section 14-2-851. Section 14-2-856 provides for such shareholder indemnification unless the director or officer is adjudged liable to the corporation for the appropriation of a corporate business opportunity, for acts or omissions which involve intentional misconduct or a knowing violation of law, for unlawful distributions of corporate assets, or for any transaction from which he received an improper personal benefit.

      Section 14-2-857 of the Georgia Business Corporation Code provides for the indemnification of officers of the Company (unless the articles of incorporation state otherwise) for reasonable expenses to the extent that the officer was successful, on the merits or otherwise, in the defense of any proceeding in which he/she was a party, or in defense of any claim, issue, or matter therein, because he/she is or was an officer of the Company. Unless the Company's articles of incorporation state otherwise, a court in view of all the relevant circumstances can order indemnification for reasonable expenses incurred. The Company may also provide for other methods of indemnification in its Articles of Incorporation, Bylaws, general or specific action of its board of directors or contract. Officers who are also directors are limited to the indemnification provisions provided in the Georgia Business Corporation Code for directors.

      Article Eight of the Company's Bylaws provides for indemnification of directors and officers of the Company for liabilities and expenses incurred by them in connection with any civil, criminal or administrative claim or proceeding in which they may become involved by reason of being a director or officer of the Company or by serving at the request of the Company, as a director, officer, employee, or agent of other companies in which the Company is a shareholder or creditor or is otherwise interested. Indemnification applies both to civil and criminal actions (including civil actions brought as derivative actions by or in the right of the Company) and permits indemnification if the director or officer acted in a manner he or she reasonably believed to be in or not opposed to the best interest of the Company and, in addition, in criminal actions, if he or she had no reasonable cause to believe his or her conduct was unlawful. If the required standard of conduct is met, indemnification may include disbursements (including attorney's fees) or the director or officer, judgments, fines, and settlement payments. Directors and officers who are successful with respect to any claim against them are entitled to indemnification as of right. On the other hand, if the charges made in any action are sustained, either the Board of Directors, acting by a majority of disinterested members, independent legal counsel or the holders of a majority of the stock entitled to vote will determine if the required standard of conduct has been met. If, in an action brought by or in the right of the Company, the director or officer is adjudged to be liable for negligence or misconduct in the performance of his duty, he will only be entitled to such indemnity as the court shall deem proper.

      The Company also maintains directors' and officers' liability insurance for the benefit of the Company and its directors and officers. The policy provides coverage for certain amounts paid as indemnification pursuant to the provisions of Georgia law.

ITEM 16. EXHIBITS.

      (a) The following exhibits are filed as part of this Registration Statement or incorporated by reference.

            Exhibit No.    Name of Exhibit
            -----------    ---------------
            4(a)           Articles of Incorporation of Fidelity, as amended
                           (included as Exhibits 3(a) and 4(a) to Fidelity's
                           Registration Statement on Form 10,Commission File
                           No. 0-22374, filed with the Commission and
                           incorporated herein by reference).

            4(b)           Common Stock Purchase Warrant issued to Raymond James
                           & Associates, Inc. dated December 12, 1997 (included as Exhibit 10(e) to Registration Statement on Form
                           S-2, No. 333-36377, which is incorporated by reference).

            5              Opinion of Nelson Mullins Riley & Scarborough, LLP

            23(a)          Consent of Nelson Mullins Riley & Scarborough, LLP
                           (included in Exhibit 5).

            23(b)          Consent of Ernst & Young LLP

            24             Powers of Attorney

ITEM 17. UNDERTAKINGS

      (a)   The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, the paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registrant's Articles of Incorporation and Bylaws, and the Georgia Business Corporations Code, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, Georgia on April 12, 2002.

                          FIDELITY NATIONAL CORPORATION


                           By: /s/James B. Miller, Jr.
                              ------------------------
                              James B. Miller, Jr.
                              Chairman of the Board
                                 April 12, 2002

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

       /s/ James B. Miller, Jr.                             Date: April 12, 2002
--------------------------------------
         James B. Miller, Jr.
 Chairman of the Board and Director
   (Principal Executive Officer)


     /s/ M. Howard Griffith, Jr.                           Date:  April 12, 2002
--------------------------------------
       M. Howard Griffith, Jr.
       Chief Financial Officer
 (Principal Financial and Accounting
              Officer)


*                                                          Date:  April 12, 2002
--------------------------------------
            David R. Bockel
                Director


*                                                          Date:  April 12, 2002
--------------------------------------
         Edward G. Bowen, M.D.
                Director


*                                                          Date:  April 12, 2002
--------------------------------------
              Carl I. Gable
                Director


*                                                          Date:  April 12, 2002
--------------------------------------
              Kevin S. King
                Director


*                                                          Date:  April 12, 2002
--------------------------------------
            Larry D. Peterson
                Director

*                                                          Date:  April 12, 2002
--------------------------------------
           Robert J. Rutland
                Director

*                                                          Date:  April 12, 2002
--------------------------------------
          W. Clyde Shepherd, Jr.
                Director

*                                                          Date:  April 12, 2002
--------------------------------------
           Rankin M. Smith, Jr.
                Director

*      /s/ M. Howard Griffith, Jr.                         Date:  April 12, 2002
--------------------------------------
        M. Howard Griffith, Jr.
           Attorney-in-fact

                                INDEX TO EXHIBITS

            Sequential
Number      Page Number    Description
------      -----------    -----------
4(a)             --        Articles of Incorporation of Fidelity, as amended
                           (included as Exhibits 3(a) and 4(a) to Fidelity's
                           Registration Statement on Form 10, Commission File
                           No. 0-22374, filed with the Commission and
                           incorporated by reference).

4(b)             --        Common Stock Purchase Warrant issued to Raymond
                           James & Associates, Inc. dated December 12, 1997
                           (included as Exhibit 10(e) of Registration Statement
                           on Form S-2, No. 333-36377, which is incorporated by
                           reference).

5               29         Opinion of Nelson Mullins Riley & Scarborough, LLP

23(a)            --        Consent of Nelson Mullins Riley & Scarborough LLP
                           (included in Exhibit 5)

23(b)           30         Consent of Independent Auditors

24             31-37       Powers of Attorney